Page 1 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated June 7, 2016 Relating to Prospectus Supplement dated April 21, 2016 Registration Statement No. 333-190017 This free writing prospectus relates to the rights offering by Enterprise Bancorp, Inc. (the “Company,” “we,” “us” or “our”) to its shareholders of record as of 5:00 p.m., Eastern Daylight Time, on April 19, 2016 to purchase shares of its common stock and the supplemental community offering by the Company to new investors to purchase shares of its common stock and should be read together with the Company’s prospectus supplement, dated April 21, 2016 (the “Prospectus Supplement”). The following information updates and supplements the information contained in the Prospectus Supplement. Updated Offering Information Number of Shares of Common Stock Issuable in the Rights and Supplemental Community Offerings ................................................................................................ 930,232 shares consisting of the following:  465,116 shares in the rights offering (which reflects the number of shares for which basic subscription rights were exercised by the expiration date for the rights offering); and  465,116 shares to satisfy over-subscription requests in the rights offering and to facilitate sales to new investors in the supplemental community offering. Shares of Common Stock Outstanding after Completion of the Rights Offering and the Supplemental Community Offering .................................................................................. Based on the 10,475,356 shares of our common stock outstanding as of April 19, 2016, and assuming no options are exercised, there are no other changes in the number of outstanding shares prior to the expiration of the supplemental community offering and that we issue all 465,116 shares of common stock for which basic subscription rights were exercised by the expiration date for the rights offering, we would have 10,940,472 shares of common stock outstanding following the completion of the rights offering, which would represent an increase in the number of outstanding shares of our common stock of approximately 4.44%, and if we issue up to the maximum number of 465,116 shares in order to satisfy over-subscription requests and to facilitate sales of shares to new investors in the supplemental community offering, we would have 11,405,588 shares of common stock outstanding following the completion of the combined rights and supplemental community offerings, which would represent an increase in the number of outstanding shares of our common stock of approximately 8.88%.

Page 2 Withdrawal of Exercise of Rights by Shareholders ................ The rights offering expired at 5:00 p.m., Eastern Daylight Time, on May 27, 2016. Shareholders who exercised their subscription rights by the expiration date may fully or partially withdraw their subscriptions by 5:00 p.m., Eastern Daylight Time, on June 17, 2016. If you would like to withdraw your subscription, you may contact Joe Lussier, Strategic Initiatives Director of Enterprise Bank, at 978-656-5578 or Keri Freeman, Vice President—Shareholder Services, of Enterprise Bank at 978-656-5767. Withdrawal of Subscriptions by New Investors ..................... The supplemental community offering will expire at 5:00 pm., Eastern Daylight Time, on June 10, 2016. New investors who submitted subscription agreements on or prior to June 10, 2016 may fully or partially withdraw their subscriptions by 5:00 p.m., Eastern Daylight Time, on June 17, 2016. If you would like to withdraw your subscription, you may contact Joe Lussier, Strategic Initiatives Director of Enterprise Bank, at 978-656-5578 or Keri Freeman, Vice President—Shareholder Services, of Enterprise Bank at 978-656-5767. Settlement ............................................................................... We expect that the shares of our common stock purchased in the rights offering and the supplemental community offering will be delivered to shareholders and new investors on or about June 24, 2016. Updated “Use of Proceeds” The net proceeds to us from the combined rights and supplemental community offering will depend on the number of subscription rights that are exercised in the rights offering, including over-subscription requests, and the number of shares sold in the supplemental community offering, if any. If we issue all 465,116 shares of common stock for which basic subscription rights were exercised by the expiration date for the rights offering, the net proceeds to us, after deducting estimated offering expenses, will be approximately $9.7 million, and if we issue up to the maximum number of 930,232 shares in order to satisfy over-subscription requests and to facilitate sales of shares to new investors in the supplemental community offering, the net proceeds to us, after deducting estimated offering expenses, will be approximately $19.7 million. We estimate that the expenses of the combined rights and supplemental community offering will be approximately $300,000. Updated “Capitalization” The following table sets forth our unaudited consolidated capitalization as of March 31, 2016:  on an actual basis; and  on an “as adjusted” basis to give effect to the issuance and sale of 930,232 shares of common stock in the rights and supplemental community offerings, net of estimated offering expenses. The following data should be read in conjunction with our consolidated financial statements, the accompanying notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Item 2 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016.

Page 3 As of March 31, 2016 Actual As Adjusted (Dollars in thousands, except share and per share amounts) Shareholders’ Equity: Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued and outstanding and no shares issued and outstanding as adjusted ........................................................................................................ – – Common stock, $0.01 par value, 20,000,000 shares authorized, 10,473,738 shares issued and outstanding and 11,403,970 shares issued and outstanding as adjusted ............................................................................................................ 105 114 Additional paid-in capital ............................................................................................................ 61,927 81,618 Retained earnings ............................................................................................................ 119,904 119,904 Accumulated other comprehensive income ............................................................................................................ 4,149 4,149 Total shareholders’ equity ............................................................................................................ 186,085 205,785 Book value per common share ............................................................................................................ 17.77 18.05 The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will send you a copy of the prospectus if you request it by contacting Enterprise Bancorp, Inc., Attn: Investor Relations, 222 Merrimack Street, Lowell, MA 01852 or by calling toll-free at 1-877-671-2265, ext. 4519.